FOR IMMEDIATE RELEASE

CONTACT:
Ted Karkus	Carl Hymans
Chairman of the Board, CEO	G.S. Schwartz & Co.
(215) 345-0919 ext. 114	(212) 725-4500 ext. 304
carlh@schwartz.com

THE QUIGLEY CORPORATION UPDATES AND AMENDS BY-LAWS AND RIGHTS AGREEMENT

DOYLESTOWN, Pa., August 18, 2009 — The Quigley Corporation “The Company” (Nasdaq: QGLY), www.quigleyco.com, today announced that its Board of Directors has approved updating and amending its By-laws and Rights Agreement.

The By-laws of the Company were amended and restated to reflect accepted best practices, including updates with respect to Nevada corporate law and to provide advance notice procedures for stockholder nominations for directors and stockholder proposals.

The amendment to the Rights Agreement is comprised of two primary revisions. The first revision  updates and broadens the Rights Agreement’s definition of “Beneficial Ownership” by providing for the definition to capture derivative instruments. The second revision removes a provision which excluded Mr. Guy J. Quigley, the former Chairman of the Company, who was not reelected to the Board by stockholders in 2009, from the definition of “Acquiring Person”.  Mr. Quigley voluntarily resigned as President and Chief Executive Officer of the Company in June 2009.  The amended Rights Agreement permits Mr. Quigley to continue to own 3,373,764 shares of common stock, plus any shares he might acquire by exercise of previously issued stock options, without triggering the rights pursuant to the Rights Agreement.

For more information concerning the provisions contained in the By-laws and the Rights Agreement, please see the Company’s Current Report on Form 8−K regarding this matter.

About The Quigley Corporation

The Quigley Corporation (Nasdaq: QGLY) (http://www.Quigleyco.com) is a diversified natural health medical science company. Its Cold Remedy segment is a leading marketer and manufacturer of the Cold-EEZE® family of lozenges and sugar free tablets clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE® customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies. The Quigley Corporation has several wholly owned subsidiaries including Quigley Manufacturing Inc., which consists of an FDA approved facility to manufacture Cold-EEZE® lozenges and fulfill other contract manufacturing opportunities, and Quigley Pharma, Inc., (http://www.QuigleyPharma.com), which conducts research in order to develop and commercialize a pipeline of patented botanical and naturally derived potential prescription drugs.

Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.